Separation Plan • Business Segments: Substantially complete • Shared Services: Approximately one year and will continue via a TSA post-close • Audited Carve-Out Financials: Q3 FY2021 • Initial SEC Filing: Q3 FY2021 • Expected Completion: Shortly after February 1, 2021 10

Strategic Investment • Apax brings to Verint: • Significant experience in corporate carve-outs • Significant experience in software and cloud transitions • Two tranche investment: • Tranche 1 • $200 million in Verint at closing • ~5% ownership in Verint; at separation becomes an investment in customer engagement business • Tranche 2 at Separation • Up to $200 million in customer engagement business • Apax Ownership: 11.5% to 15.0% in customer engagement business 11

Buyback Program • Amount: $300 million • Timing: Targeting completion by date of separation • Funding: Apax Tranche 1 Investment, Existing Cash and Possibly Revolver Note: The specific timing, price, and size of purchases will depend on prevailing stock prices, general market and economic conditions, and other considerations, including the amount of cash available in the U.S. and other potential uses of cash. The program may be extended, suspended or discontinued at any time without prior notice and does not 12 obligate us to acquire any particular amount of common stock.

New Directors with Cloud Experience Andrew Miller Jason Wright • Former CFO of PTC where he helped lead the effort to • Partner at Apax, leading the firm’s Tech and Telco practice transition the business to a subscription-based model • 20 years of technology private equity experience • Financial leadership roles at Cepheid, Autodesk, MarketFirst • Significant software investing experience associated with cloud transitions Software, Cadence Design Systems and Silicon Graphics • Current directorships include Aptos, Duck Creek Technologies, ECi • Currently serves on the Board of Directors of iRobot Software Solutions, Exact Software, Paycor and TIVIT 13

Enhanced Disclosures Investor Day New IR Website April 2020 New Segment Financials New York City Details to Follow 14

FINANCIAL REVIEW New IR Website 16